OPTION AND ESCROW AGREEMENT

     THIS OPTION AND ESCROW AGREEMENT ("AGREEMENT") is made and entered into effective on the 10th day of July, 2003 by and among (i) O2Diesel Corporation (formerly, Dynamic Ventures Inc.), a Washington corporation ("O2DIESEL"), (ii) Distinct Holdings Ltd. (the "STOCKHOLDER") and (iii) Comerica Bank, a Michigan banking corporation (the "ESCROW AGENT"). O2Diesel, the Stockholder and the Escrow Agent are sometimes hereinafter referred to collectively as the "PARTIES."

                                    RECITALS

     WHEREAS, O2Diesel has commenced an offer to acquire all of the issued and outstanding ordinary shares of AAE Technologies International PLC, a corporation governed by the laws of the Republic of Ireland ("AAE"), in exchange for 18,000,000 shares of common stock of O2Diesel (the "O2DIESEL EXCHANGE SHARES") pursuant to the terms set forth in the Recommended Offer Document dated June 16, 2003 (the "SHARE EXCHANGE OFFER");

     WHEREAS, the Share Exchange Offer was commenced pursuant to and in accordance with the terms of a Letter of Intent dated March 20, 2003, by and among O2Diesel, AAE and certain stockholders of AAE, and O2Diesel, AAE and certain stockholders of AAE have entered into a Support Agreement dated June 17, 2003 to support the Share Exchange Offer (the "SUPPORT AGREEMENT");

     WHEREAS, as a condition to closing of the Share Exchange Offer and in order to induce the board of directors of AAE to recommend the Share Exchange Offer to the AAE stockholders, O2Diesel was required to cause one or more stockholders of O2Diesel to (i) deposit into escrow a total of 1,000,000 shares of common stock of O2Diesel (the "ESCROW") and (ii) to grant to O2Diesel an option to purchase such shares at a price of US$0.20 per share, subject to the terms and condition of this Agreement, concurrent with the closing date of the Share Exchange Offer (the "SHARE EXCHANGE CLOSING DATE");

     WHEREAS, the Stockholder has determined that it is in the best interest of O2Diesel and the Stockholder that O2Diesel complete the Share Exchange Offer; and

     WHEREAS, the Stockholder has agreed to place into the Escrow with the Escrow Agent one million (1,000,000) shares of common stock of O2Diesel (the "ESCROWED SHARES") and to grant O2Diesel an option to purchase such shares at a price of US$0.20 per share, subject to the terms and conditions set forth in this Agreement,

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

     1.     Stock Option
            ------------

     (a)     Grant of Option.  Upon the terms and subject to the conditions
             ---------------
set forth herein, the Stockholder hereby grants to O2Diesel an irrevocable option (the "OPTION") to purchase the Escrowed Shares in the manner set forth below at a purchase price (the "PURCHASE PRICE") per Escrowed Share equal to US$0.20. The number of Escrowed Shares that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as set forth herein.

     (b)     Exercise of Option.
             ------------------

          (i) The Option may be exercised by O2Diesel, in whole or in part, at any time or from time to time after the occurrence of the Exercise Event (as defined below) and prior to the occurrence of a Termination Event (as defined below).

          (ii) The "EXERCISE EVENT" shall occur for purposes of this Agreement if

               (A) within six (6) months of the Share Exchange Closing Date (1) O2Diesel enters into a binding agreement for the acquisition of a fuel distribution business or company on terms satisfactory to the Stockholder and O2Diesel at each of their sole and absolute discretion, or (2) O2Diesel and the Stockholder mutually agree on an alternative to an acquisition of such fuel distribution business or company on terms satisfactory to O2Diesel and the Stockholder at each of their sole and absolute discretion (the "INITIAL CONDITION"); and
                                 ---

               (B) the transaction(s) contemplated in the Initial Condition is not closed within eight (8) months of the Share Exchange Closing Date solely because O2Diesel has not closed a non-brokered private placement equity offering of an additional US$3,500,000 of shares of common stock in the capital of O2Diesel at a price of not less than US$1.50 per share (the "FOLLOW-ON PRIVATE PLACEMENT").

         (iii) A "TERMINATION EVENT" shall occur for purposes of this Agreement upon the first to occur of any of the following:

               (A)  the closing of the Follow-On Private Placement;

               (B) the Initial Condition is not met within six (6) months of the Share Exchange Closing Date (which is July 11, 2003);

               (C) the transaction(s) contemplated in the Initial Condition is not closed within eight (8) months of the Share Exchange

                    Closing Date for any reason other than the non-closing of the Follow-On Private Placement;

               (D)  immediately following the exercise of the Option in full; or

               (E)  thirty (30) days following the Exercise Event.

                    O2Diesel shall to use its reasonable commercial efforts to send a written notice to the Escrow Agent and the Stockholder of the occurrence of a Termination Event within five (5) business days of such occurrence in the form attached hereto as Exhibit A (the "TERMINATION NOTICE").
                                       ---------

          (iv) In the event O2Diesel wishes to exercise the Option, O2Diesel shall (A) send a written notice to the Stockholder and the Escrow Agent in the form attached hereto as Exhibit B (an "EXERCISE
                                                    ---------
               NOTICE") specifying the total number of Escrowed Shares that O2Diesel wishes to purchase and the date (subject to the earlier of the satisfaction or waiver of the condition set forth in
               Section 1(d)) on which such Escrowed Shares are to be transferred) of the closing (the "CLOSING") of such purchase and
               (b) tender to the Escrow Agent the Purchase Price by certified bank check or wire transfer (if permitted by the Escrow Agent); provided, that, if the Closing cannot be consummated by reason of
               --------
               any applicable law, then the period of time that would otherwise run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or has been terminated.

     (c)    Adjustments. In the event of any change in Escrowed Shares by reason
            -----------
of a stock dividend, split-up, subdivision, consolidation, recapitalization, combination, exchange of shares, or similar transaction or any other extraordinary change in the corporate or capital structure of O2Diesel (including the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be sold by the Stockholder upon exercise of the Option and the Purchase Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that O2Diesel shall receive upon exercise of the Option the number and class of shares and/or other securities and/or cash and/or property that O2Diesel would have received in respect of Escrowed Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and elected, to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

     (d)    Condition to Closing. The obligation of the Escrow Agent, on behalf
            --------------------
of the Stockholder, to deliver Escrowed Shares upon any exercise of the Option pursuant to Section 1(b) is subject to the condition that no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting such issuance of Escrowed Shares shall be in effect.

     (e)    Closing. In the event of a Closing pursuant to Section 1(b), the
            -------
Escrow Agent shall deliver to O2Diesel a certificate or certificates evidencing the applicable number of Escrowed Shares (in the denominations specified therein), and O2Diesel shall purchase each such Escrowed Share from the Stockholder at the Purchase Price. The Escrow Agent shall deliver the Purchase Price to the Stockholder and certificates representing the Escrow Shares not purchased by O2Diesel, if any.

     2.     Escrow Deposit.  Concurrent with the Share Exchange Closing, the
            ---------------
Stockholder shall deliver to the Escrow Agent for deposit into the Escrow the certificates representing the Escrowed Shares and an executed Stock Power to transfer such shares in substantially the form attached hereto as Exhibit C, and
                                                                  ---------
the Escrow Agent shall acknowledge receipt of stock certificates representing the Escrowed Shares and hold the Escrowed Shares in accordance with the terms of this Agreement.

     3.          Further Assurance.  O2Diesel shall use reasonable commercial
                 -----------------
efforts to satisfy the Initial Condition within six (6) months and to complete the Follow-On Private Placement within eight (8) months.

     4.     Transfers from Escrow.
            ---------------------

     (a) At any time after the occurrence of the Exercise Event and prior to the occurrence of a Termination Event, O2Diesel may, by (i) giving written Exercise Notice to the Stockholder and the Escrow Agent, and (ii) tendering to the Escrow Agent the Purchase Price by certified bank check or wire transfer (if permitted by the Escrow Agent), exercise the Option under Section 1(b) of this Agreement.

     (b) If the Stockholder gives written notice to O2Diesel and the Escrow Agent stating that it objects to a transfer of Escrowed Shares solely because the Exercise Event has not occurred or a Termination Event has occurred, within seven (7) days following the date on which it receives the Exercise Notice, then O2Diesel and the Stockholder shall jointly endeavor to determine if the Option is exercisable. If O2Diesel and the Stockholder are unable to agree on the determination that the Option is exercisable, then the Escrow Agent shall not make any transfers of the Escrowed Shares except upon receipt of a written statement executed by O2Diesel and the Stockholder evidencing their agreement on the exercisability of the Option or by reason of any non-appealable order or decree of a court of competent jurisdiction. The Escrow Agent shall take the action specified in notices signed by, and received from, O2Diesel and the Stockholder as soon as practical after its receipt thereof.

     (c) If the Stockholder fails to give written notice to O2Diesel and the Escrow Agent that it objects to a transfer of Escrowed Shares in respect of the Exercise Notice within seven (7) days following the date on which the Stockholder receives the Exercise Notice and the Escrow Agent has not otherwise received a Termination Notice, then the Escrow Agent shall promptly (i) transfer to O2Diesel the number of Escrowed Shares as directed and specified in the Exercise Notice and (ii) tender the Purchase Price to the Stockholder.

     (d) Within five (5) days following the Escrow Agent's receipt of a Termination Notice, the Escrow Agent shall transfer the Escrowed Shares to the Stockholders in accordance with their respective interests.

     (e) Notwithstanding the other provisions of this Section 4, the Escrow Agent shall release and distribute the Escrowed Shares to the Stockholder pursuant to any written instructions executed by O2Diesel and the Stockholder or by reason of any non-appealable order or decree by a court of competent jurisdiction.

     (f) The Escrow Agent may deliver the certificates representing the Escrow Shares to the transfer agent for the Escrowed Shares, with appropriate instructions, whenever necessary to effectuate a transfer of the Escrowed Shares in accordance with the terms hereof::

            Interwest Transfer Company, Inc.
            1981 E. 4800 South, Suite 100
            Salt Lake City, Utah 84117
            Attention:  Kurt Hughes

     5.     Dividends; Voting.
            -----------------

     (a)     Dividends.  Any dividends declared and paid, and any distributions
             ---------
made with respect to, the Escrowed Shares shall be delivered to the Escrow Agent and shall be held and transferred by the Escrow Agent in the same manner that the Escrowed Shares are held and transferred hereunder. All such dividends and distributions made in shares of the common stock of O2Diesel shall be deemed to be Escrowed Shares (allocated on the basis of the pro rata interest represented by such Escrowed Share) for any and all purposes hereunder.

     (b)     Voting.  The Stockholder shall be entitled to vote the Escrowed
             ------
Shares held by the Escrow Agent as its nominee in accordance with its interests therein on all matters submitted to a vote of the stockholders of O2Diesel during the term of this Agreement but shall not be entitled to exercise any investment or dispositive powers over the Escrowed Shares.

     6.      Fees of Escrow Agent.
             --------------------

     (a)     Ordinary Escrow Service Fees.  O2 Diesel shall pay the Escrow
             ----------------------------
Agent, as compensation for its services hereunder: (a) a $2,500 non-refundable start-up fee, payable upon the Escrow Agent's execution of this Agreement; and
(b) an annual renewal fee of $1,100, payable on each anniversary date of this Agreement; and (c) a $35escrow processing fee for each receipt and disbursement of Escrow Shares and funds upon the Escrow Agent's demand.

     (b)     Extraordinary Service Fees.  If the conditions of this Agreement
             --------------------------
are not promptly fulfilled, or if Escrow Agent renders any service not provided for in this Agreement at the joint request of O2Diesel and Stockholder, or if O2Diesel and the Stockholder request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow or its subject matter (each case, an "EXTRAORDINARY SERVICE"), then the Escrow Agent shall be reasonably compensated for such Extraordinary Services and reimbursed for all costs, reasonable attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation, and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in the Escrow until such compensation, fees, costs, and expenses are paid. O2Diesel and the Stockholder jointly and severally promise to pay these sums in connection with Extraordinary Services upon demand, which sums shall be borne equally by O2Diesel and the Stockholder.

     7.     Rights and Duties of the Escrow Agent.
            -------------------------------------

     (a) The Escrow Agent shall have no implied duties and no obligation to take any action hereunder except for any action specifically provided by this Agreement to be taken by the Escrow Agent. The Escrow Agent shall have no responsibility or obligation of any kind in connection with this Agreement or the Escrowed Shares, and shall not be required to deliver the same or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, and make delivery of the Escrowed Shares as herein provided or by reason of any non-appealable order of a court of competent jurisdiction. The Escrow Agent shall not be liable to any party for any action taken or omitted to be taken hereunder or in connection herewith except for its own gross negligence or willful misconduct or breach of the specific provisions of this Agreement. The Escrow Agent may execute any of its duties hereunder by or through employees, agents and attorneys-in-fact.

     (b) O2Diesel and the Stockholder hereby agree to jointly and severally indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees (collectively, the "INDEMNITEES") from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees and expenses ("LOSSES"), that may be imposed on, incurred by or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which they are authorized to rely pursuant to the terms of this Agreement. In addition to and not in limitation of the immediately preceding sentence, O2Diesel and the Stockholder also agree to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Escrow Agent's performance under this Agreement, provided the Indemnitees have not acted with gross negligence or engaged in willful misconduct. The provisions of this Section 7(b) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any reason.

     (c) The Escrow Agent shall have the right to resign after first having given O2Diesel and the Stockholder notice in writing of its intent to resign at least thirty (30) days in advance. At the expiration of such thirty (30) days, the Escrow Agent shall deliver the remaining Escrowed Shares to a successor Escrow Agent designated in writing by O2Diesel and the Stockholder. If the O2Diesel and the Stockholder fail to designate a successor to the Escrow Agent within such time, the Escrow Agent shall, at the expense of O2Diesel and the Stockholder, institute a bill of interpleader as contemplated by Section 7(e)(ii) hereof. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent under this Agreement without further act.

     (d) The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents and assume the genuineness of any notice which is given to the Escrow Agent in proper form pursuant to this Agreement and reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person, without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to investigate or in any way determine whether the Option is exercisable.

     (e) Should any controversy arise between or among O2Diesel, the Stockholder and/or any other person, firm or entity with respect to this Agreement, the Escrowed Shares or any part thereof, or the right of any party or other person to receive the Escrowed Shares, or should O2Diesel and the Stockholder fail to designate another Escrow Agent as provided in Section 7(c) hereof, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right (but not the obligation) to (i) withhold delivery of the Escrowed Shares until the controversy is resolved and/or (ii) institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties hereto (the right of the Escrow Agent to institute such bill of interpleader shall not, however, be deemed to modify the manner in which Escrow Agent is entitled to make transfers from the Escrowed Shares as hereinabove set forth other than to tender the Escrowed Shares into the possession and control of such court).

     8.     Term.  This Agreement shall continue in full force and effect until
            ----
all Escrowed Shares have been transferred in accordance with Section 4 hereof.

     9.     Miscellaneous.
            -------------

     (a)     Time Periods.  For purposes of computing time periods hereunder,
             ------------
all references to "days" shall mean regular business days of the Escrow Agent. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday or bank holiday, such time shall be extended to the Escrow Agent's next business day.

     (b)     Legal Counsel.  The Escrow Agent may consult with its counsel or
             -------------
other counsel satisfactory to it with respect to any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any reasonable action taken, suffered or omitted by the Escrow Agent in good faith upon the advice of such counsel.

     (c)     Severability.  If one or more of the provisions contained herein
             ------------
shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     (d)     Survival of Indemnification.  Notwithstanding termination of this
             ---------------------------
Agreement, the provisions of Sections 7(a) and 9(b) shall remain in full force and effect for so long as the Escrow Agent may have any liability.

     (e)     Default.  Waiver of any default shall not constitute waiver of any
             -------
other or subsequent default.

     (f)     Notices.  All notices and other communications hereunder shall be
             -------
in writing (including wire, telefax or similar writing) and shall be delivered, addressed or telefaxed as follows:

          If to O2Diesel:

               O2Diesel Corporation
               1650 - 2000 Burrard Street
               Vancouver, British Columbia V6C 3L6
               Attention: Eric Boehnke, President
               Fax: (604) 689-5320


          With a required copy to:

               Blake, Cassels & Graydon LLP
               Suite 2600, Three Bentall Centre
               Box 49314
               Vancouver, British Columbia V7X 1L3
               Attention: Geoff Belsher
               Fax: (604) 631-3309


          If to the Stockholder:

               Distinct Holdings Ltd.
               c/o Blake, Cassels & Graydon LLP
               Suite 2600, Three Bentall Centre
               Box 49314
               Vancouver, British Columbia V7X 1L3
               Attention: Geoff Belsher
               Fax: (604) 631-3309

          If to the Escrow Agent:

               Comerica Bank
               275 Battery Street
               San Francisco, California 94111
               Attention:  Larry Nelson
               Fax:  415-954-5033

Each such notice, request or other communication shall be given by hand delivery, by nationally recognized courier service or by telefax, receipt confirmed. Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9(f) (or in accordance with the latest unrevoked written direction from such party); (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 9(f) (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received.

     (g)     Counterparts.  This Agreement may be executed in one or more
             ------------
counterparts, all of which shall be deemed one and the same agreement.

     (h)     Amendment.  This Agreement may not be amended or modified except by
             ---------
a written agreement signed by each of the parties hereto.

     (i)     Governing Law.  This Agreement shall be construed, enforced, and
             -------------
administered in accordance with the laws of the State of New York, without giving effect to any provision thereof that would compel the application of the substantive laws of any other jurisdiction.

     (j)     Defined Terms.  All defined terms used herein shall have the
             -------------
meanings herein defined or, if not defined herein, shall have the meanings ascribed to such terms in the Support Agreement.

     (k)     Entire Agreement.  This Agreement constitutes the entire agreement
             ----------------
and understanding among O2Diesel, the Stockholder and the Escrow Agent and supersedes any prior agreement and understanding relating to the subject matter of this Agreement.

                                  *     *     *

     IN WITNESS WHEREOF, this Option and Escrow Agreement has been executed by the parties as of the date first above written.

                                              O2DIESEL CORPORATION
                                              (formerly, DYNAMIC VENTURES, INC.)

                                              By: /s/ Eric Boehnke
                                                  ------------------------------
                                              Name:  Eric Boehnke
                                              Title: President

                                              ESCROW AGENT:

                                              COMERICA BANK


                                              By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________

                                              SHAREHOLDER

                                              DISTINCT HOLDINGS LTD.


                                              By: /s/ John Meyer
                                                  ------------------------------
                                              Name:  John Meyer
                                                     ---------------------------
                                              Title:  President
                                                      --------------------------

                                    EXHIBIT A
                                    ---------

                               TERMINATION NOTICE

          This Termination Notice shall constitute proper notice pursuant to
Section 1(b)(iii) of that certain Option and Escrow Agreement (the "Agreement") dated effective as July 10, 2003, by and among O2Diesel Corporation (formerly, Dynamic Ventures Inc.), a Washington corporation ("O2Diesel"), Distinct Holdings Ltd. (the "Shareholder") and the Escrow Agent. Capitalized terms used in this Termination Notice have the meanings set forth in the Agreement.

          O2Diesel hereby provides notice that the following "Termination Event" has occurred under Section 1(b)(iii) of the Agreement:

          ____ the closing of the Follow-On Private Placement;

          ____ the Initial Condition was not met within six (6) months of the Share Exchange Closing Date;

          ____ the transaction(s) contemplated in the Initial Condition was not closed within eight (8) months of the Share Exchange Closing Date for any reason other than the non-closing of the Follow-On Private Placement;

          ____ thirty (30) days have passed since an Exercise Event.

          The undersigned has executed this Notice this ____ day of __________, 200__.

                                       O2DIESEL CORPORATION

                                       ______________________________
                                       Signature

                                       ______________________________
                                       Name and Title

                                    EXHIBIT B
                                    ---------

                                 EXERCISE NOTICE
                                 ---------------

          This Notice of Election to Exercise shall constitute proper notice pursuant to Section 1(b) of that certain Option and Escrow Agreement (the "Agreement") dated as of effective July 10, 2003, by and among O2Diesel Corporation (formerly, Dynamic Ventures Inc.), a Washington corporation ("O2Diesel"), Distinct Holdings Ltd. (the "Stockholder") and the Escrow Agent.

          O2Diesel hereby elects to exercise optionee's option to purchase __________ shares of Common Stock of O2Diesel at a price of US$0.20 per share, for aggregate consideration of $______, on the terms and conditions set forth in the Agreement. Such aggregate consideration, in the form specified in Section 1(b) of the Agreement, accompanies this notice.

          The undersigned has executed this Notice this ____ day of __________, 200__.

                                       O2DIESEL CORPORATION


                                       ______________________________
                                       Signature

                                       ______________________________
                                       Name and Title

                                    EXHIBIT C
                                    ---------

                                   STOCK POWER

                                   STOCK POWER


FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto O2Diesel Corporation, a Washington corporation, one million (1,000,000) shares of Common Stock of O2Diesel Corporation represented by stock certificate number ___________ and does hereby irrevocably constitute and appoint Comerica Bank, its attorney to transfer said shares on the books of said corporation with full power of substitution in the premises in accordance with that certain Option and Escrow Agreement dated effective as of July 10, 2003.

DATED:  ________, 2003

                                       SIGNATURE:

                                       DISTINCT HOLDINGS LTD.

                                       _________________________________________

                                       _________________________________________
                                       Print or Type Name and Title


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